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                                                                    EXHIBIT 10.4

                                AMENDMENT TO THE
                              SERVICE EXPERTS, INC.
                            1996 INCENTIVE STOCK PLAN

         THIS AMENDMENT to the Service Experts, Inc. 1996 Incentive Stock Plan (the "Plan") is made by Service Experts, Inc. (the "Company"), to be effective on October 23, 1998.

                                    RECITALS:

         WHEREAS, the Plan was established by the Company by action of its board of directors on August 16, 1996;

         WHEREAS, the Plan was been amended effective April 3, 1997, to modify certain administrative provisions; and

         WHEREAS, the Company desires to further amend the Plan to modify the effect of a change in control on the awards that are granted under the Plan.

         NOW, THEREFORE, the Plan is hereby amended as follows, effective October 23, 1998:

1. Section 6(g) of the Plan is restated as follows:

                  (g) Effect of Certain Transactions. The provisions of this
         Section 6(g) shall apply to the extent that an Agreement does not otherwise expressly address the matters contained herein.

                           (i) If the Company experiences an event which results
                  in a "Change in Control," as defined in Section 6(g)(ii), then, whether or not the vesting requirements set forth in any Agreement have been satisfied, (A) all shares of Restricted Stock that are outstanding at the time of the Change in Control shall become fully vested immediately prior to the Change in Control event, and (B) all Options that are outstanding at the time of the Change in Control shall become fully vested and exercisable immediately prior to the Change in Control event.

                           (ii) A Change in Control will be deemed to have
                  occurred for purposes hereof, upon a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for their shares of Stock (but not a public offering of Stock by the Company), and the Company is not the surviving entity.

                           (iii) Upon a Change in Control, all Options that are
                  held by the Participant immediately after the Change in Control shall be assumed by the entity which is the survivor of the transaction, or converted into options to purchase the common stock of the surviving entity, in a transaction to which section 424(a) of the Code applies.






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                           (iv) Notwithstanding the foregoing, a portion of the
                  acceleration of vesting described in this Section shall not occur with respect to an Award to the extent such acceleration of vesting would cause the Participant or holder of such Award to realize less income, net of taxes, after deducting the amount of excise taxes that would be imposed pursuant to section 4999 of the Code, than if accelerated vesting of that portion of the Award did not occur. This paragraph shall not apply to the extent that the Participant is subject to and is indemnified for such tax liability by the Company or otherwise.

2. Section 9(e) of the Plan is restated as follows:

                  (e) In the event of any Change in Control (defined in Section 6(g)(ii)) in which shares of Stock are purchased for cash in a tender offer or are to be converted into cash in a merger, then, unless the Committee otherwise determines, each Option (other than an Option granted within the last six months held by a person subject to Section 16(b) of the Exchange Act) shall be converted into a fully exercisable right to receive an amount in cash per share subject to such Option equal to (A) in the case of a tender offer or merger, the excess, if any, of the price paid in such tender offer or merger over the exercise price of such Option and (B) in the case of conversion, the excess, if any, of the highest market price of the Stock on the date of conversion over the exercise price of such Option; provided, however, that any acceleration of the right to exercise an Option that occurs under this
         Section 9(e) shall be limited in the manner described in Section 6(g)(iv).

         IN WITNESS WHEREOF, the Company, acting by and through the undersigned authorized officer, has executed this instrument this the 23rd day of October, 1998, but to be effective on the date first written above.

                                         SERVICE EXPERTS, INC.

                                    By:  /s/ Anthony M. Schofield
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                                    Its: Chief Financial Officer, Secretary and
                                         Treasurer

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